Press
Release
Contact:                      Mark E. Patten, Sr. Vice President and CFO
           mpatten@ctlc.com
Phone:                         (386) 944-5643
Facsimile:                    (386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED-TOMOKA LAND CO. ANNOUNCES REDUCTION OF BOARD OF DIRECTORS

January 11, 2013 -.DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) announced today that  Linda Loomis Shelley stated her intentions not to stand for reelection to the Board of Directors at the end of her term at the annual meeting of shareholders to be held in April 2013. Jeffry B. Fuqua, Chairman of the Board, stated, “Ms. Shelley has provided valuable leadership and has made significant contributions to the Company during her tenure as a Director.”  Mr. Fuqua also noted that “Early in 2012 the Board determined that it intends to reduce the size of the Board to seven by 2014 to bring the Company’s Board size to a more appropriate level.  With Ms. Shelley’s decision not to stand for re-election, the number of directors will be reduced to eight following the upcoming annual meeting. This will greatly assist the Board in moving forward to achieve its goal of seven Board seats by 2014. The Board and the staff of the Company wish Ms. Shelley the very best.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns over 11,000 acres in the Daytona Beach area and a portfolio of income properties in diversified markets in the United States.  Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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